UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 29, 2014

NEOGENOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida		33913
(Address of principal executive offices)		(Zip Code)

(239) 768-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2014 NeoGenomics, Inc., a Nevada corporation (the “Company”) announced that Robert J. Shovlin, age 44, will be appointed Chief Operating Officer for the Company effective as of October 13, 2014 to serve until his resignation or removal by the Company’s board of directors (the “Board”). Mr. Shovlin was also appointed Chief Operating Officer for NeoGenomics Laboratories, Inc., the Company’s wholly owned subsidiary. From 2012 until the present, Mr. Shovlin served as Chief Development Officer for Bostwick Laboratories, a leading provider of anatomic pathology testing services targeting urologists and other clinicians, where he was responsible for Sales, Marketing, Managed Care, Business Development, and Clinical Trials. From 2005 until 2011, he served in progressively more responsible positions, including President and Chief Executive Officer, for Aureon Biosciences, Inc., a venture-backed diagnostics company focused on developing novel and proprietary prostate cancer tests. Mr. Shovlin also served as Executive Director for Anatomic Pathology and Director of Managed Care for Quest Diagnostics from 2003 until 2005, and held sales leadership positions at Dianon Systems from 1997 until 2003. Mr. Shovlin served as a Captain, Infantry Officer in the United States Marine Corps from 1992 until 1997 where he served as a Platoon and Company Commander with 1st Battalion 4th Marines and as an Instructor and Staff Platoon Commander at the Basic School. He holds a Bachelor of Science Degree from Pennsylvania State University, and a Masters of Business Administration from Rutgers University. Mr. Shovlin does not have any family relationships with any of the Company’s other officers or directors.

Also, on September 18, 2014, the Company and Mr. Shovlin entered into an Employment Agreement (the “Employment Agreement”) with respect to Mr. Shovlin’s employment as Chief Operating Officer of the Company and its wholly owned subsidiary, NeoGenomics Laboratories, Inc. The Employment Agreement provides that Mr. Shovlin’s start date will be October 13, 2014 and that his salary will be $325,000 per year. Beginning with the fiscal year ending December 31, 2014, Mr. Shovlin is also eligible to receive an incentive bonus payment which will be targeted at forty percent (40%) of his base salary based on 100% completion of certain corporate and individual goals set forth by the CEO of NeoGenomics Laboratories and approved by the Board for such fiscal year. Mr. Shovlin is also entitled to participate in all medical and other benefits that NeoGenomics Laboratories has established for its employees. Mr. Shovlin will also be eligible for up to four (4) weeks of paid time off per year. If Mr. Shovlin is terminated without cause NeoGenomics Laboratories agrees to maintain his salary and benefits for a period of twelve (12) months.

The Employment Agreement also provides that Mr. Shovlin will be granted an option to purchase up to 300,000 shares of the Company’s common stock at an exercise price equivalent to the closing price per share at which such stock was quoted on the NASDAQ Stock Market on the date prior to Mr. Shovlin’s start date. The option has a five (5) year term, subject to continued employment, and 75,000 shares of such option will vest on the first anniversary of employment. Beginning on the thirteenth month following the start date and ending on the fourth anniversary of the start date, 6,250 shares will vest monthly. The summary of the Employment Agreement set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the document, a copy of which is being filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

On September 18, 2014, the Company and Mr. Shovlin also entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement (the “Non-Compete Agreement”) in connection with the Employment Agreement. In part, the Non-Compete Agreement contains a non-solicitation and non-competition provision which will be in effect for a two (2) year period following the termination of Mr. Shovlin’s employment relationship for any reason . The foregoing summary of the Non-Compete Agreement does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the document, a copy of which is being filed with this Current Report on Form 8-K as Exhibit 10.2, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Not applicable

EXHIBIT	DESCRIPTION	LOCATION

Exhibit 10.1	Employment Agreement between NeoGenomics, Inc. and Robert J. Shovlin dated September 18, 2014	Provided herewith

Exhibit 10.2	Confidentiality, Non-solicitation and Non-compete Agreement dated September 18, 2014 between NeoGenomics, Inc. and Robert J. Shovlin	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ George Cardoza
George Cardoza
Chief Financial Officer

Date: October 3, 2014

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between NeoGenomics, Inc. and Robert J. Shovlin dated September 18, 2014

10.2	Confidentiality, Non-solicitation and Non-compete Agreement dated September 18, 2014 between NeoGenomics, Inc. and Robert J. Shovlin